Exhibit 10.1

FIFTH MODIFICATION AGREEMENT

This FIFTH MODIFICATION AGREEMENT (the “Agreement”) is made effective as of May 24, 2016, by and among FRANKLIN COVEY CO., a Utah corporation (“Borrower”), each undersigned Guarantor (together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”), and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).

RECITALS:

A. Lender has previously extended to Borrower a revolving line of credit loan (the “Revolving Loan”) in the maximum principal amount of, immediately prior to the effectiveness of this Agreement, THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) pursuant to an Amended and Restated Credit Agreement dated as of March 14, 2011 between Borrower and Lender (as amended and modified from time to time, the “Credit Agreement”). The Revolving Loan is evidenced by an Amended and Restated Secured Promissory Note (Revolving Loan) dated March 14, 2011 (as amended and modified from time to time, the “Revolving Loan Note”), executed by Borrower in favor of Lender. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

B. Repayment of the Loan is guaranteed pursuant to the terms of an Amended and Restated Repayment Guaranty dated as of March 14, 2011 (as amended and modified from time to time, the “Guaranty”), executed by FRANKLIN DEVELOPMENT CORPORATION, a Utah corporation, FRANKLIN COVEY TRAVEL, INC., a Utah corporation, and FRANKLIN COVEY CLIENT SALES, INC., a Utah corporation (individually and collectively, as the context requires, and jointly and severally, “Guarantor”), in favor of Lender.

C. The Loan is secured by, among other things, the Security Documents identified in the Credit Agreement.

D. The Credit Agreement, Note, Guaranty, Security Documents and all other agreements, documents, and instruments governing, evidencing, securing, guaranteeing or otherwise relating to the Loan, as modified from time to time, including, without limitation, in this Agreement, are sometimes referred to individually and collectively as the “Loan Documents.”

E. Borrower desires to obtain a term loan from Lender in the original principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the “Term Loan”), which shall be evidenced by a Secured Promissory Note (Term Loan) of even date herewith (as amended and modified from time to time, the “Term Loan Note”).

F. Borrower also desires to increase the maximum principal amount of the Revolving Loan to FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) pursuant to the terms of this Agreement.

G. In addition, Borrower desires to have the ability to convert balances outstanding from time to time under the Revolving Loan to one or more term loans (each, a “Term Out Loan”) in the aggregate original principal amount not to exceed FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) (collectively, the “Term Out Loans” and, together with the Revolving Loan and the Term Loan, individually and collectively, as the context requires, the “Loan”), which shall be evidenced by one or more Secured Promissory Notes (Term Out Loan) dated as of the date of any such conversion (as amended and modified from time to time, individually and collectively, as the context requires, the “Term Out Loan Note” and, together with the Revolving Loan Note and the Term Loan Note, individually and collectively, as the context requires, the “Note”), each of such Term Out Loans reducing the amount of the Revolving Loan on a dollar-for-dollar basis.

H. The Loan and the Note shall be guaranteed by the Guaranty and secured by, among other things, the Security Documents.

I. Subject to the terms and conditions contained herein, Borrower and Lender now desire to modify the Loan Documents to: (i) provide for the Term Loan on the terms set forth in the Loan Documents, including, without limitation, the Credit Agreement and the Term Loan Note; (ii) increase the maximum principal amount of the Revolving Loan from $30,000,000.00 to $40,000,000.00; (iii) extend the maturity date of the Revolving Loan from March 31, 2018 to March 31, 2019 by amending and restating the term “Revolving Loan Maturity Date” set forth in the Credit Agreement; (iv) permit Borrower to convert balances outstanding from time to time under the Revolving Loan to the Term Out Loan on the terms set forth in the Loan Documents, including, without limitation, the Credit Agreement and the Term Out Loan Note; (v) modify the fixed charge coverage ratio covenant as set forth herein; (vi) make certain modifications to the Guaranty as set forth herein; and (vii) make such other modifications as are set forth herein.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ACCURACY OF RECITALS. Each of the Loan Parties acknowledges the accuracy of the Recitals which are incorporated herein by reference.

2. MODIFICATION OF LOAN DOCUMENTS. The Loan Documents are modified and amended as of the date hereof as follows:

(a) Amended and Restated Definitions. Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Advance for the relevant Interest Period or for any CB Floating Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) the Applicable Margin plus (ii) (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBOR Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Advance” means, as the context requires, any Revolving Loan Advance, Term Loan Advance or Term Out Loan Advance.

“Applicable Margin” means, with respect to (a) any LIBOR Rate Advance, 1.85% per annum; and (b) any CB Floating Rate Advance based on the Prime Rate, 0.00% per annum.

“CB Floating Rate” means, with respect to any CB Floating Rate Advance, the sum of (i) the Applicable Margin plus (ii) the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities

Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (b) occupation at any time of a majority of the seats (other than vacant seats and other than due to death or disability) on the board of directors of Borrower by Persons who were not (i) directors of Borrower on the date of this Agreement or (ii) nominated or appointed by the board of directors of Borrower; (c) [Reserved]; (d) Borrower shall cease to own, free and clear of all Liens or other encumbrances (other than those in favor of Lender, at least one hundred percent (100%) of the outstanding voting Equity Interests of each Guarantor on a fully diluted basis; (e) the closing of a sale or other disposition of all or substantially all of Borrower’s or Guarantor’s assets; or (f) Borrower’s or Guarantor’s merger into or consolidation with any other entity, or any other reorganization or transfer, directly or indirectly, of the ownership interests in Borrower or Guarantor, in which the holders of the outstanding ownership interests in Borrower or Guarantor immediately prior to such transaction receive or retain, in connection with such transaction on account of their Equity Interests, Equity Interests representing less than fifty percent (50%) of the voting power of the entity surviving such transaction; provided, however, that a Change of Control shall not include a merger effected exclusively for the purpose of changing the domicile of Borrower or Guarantor or a merger of a Guarantor into Borrower or another Guarantor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances to such Person of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Period” means, with respect to a LIBOR Rate Advance, each period commencing on the first day of a calendar month and ending on the first day of the next succeeding calendar month; provided, however, that (i) the first Interest Period with respect to the Term Loan shall commence on the Fifth Modification Effective Date; (ii) the first Interest Period with respect to each Term Out Loan shall commence on the date of the relevant Term Out Loan Advance; and (iii) any Interest Period that would otherwise extend past any applicable Maturity Date shall end on such Maturity Date.

“LIBOR Rate” means, with respect to any LIBOR Rate Advance for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by Lender from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBOR Rate shall be the Interpolated Rate at such time, subject to Section 2.5(d) in the event that Lender shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, to the extent that “LIBOR Rate” or “Adjusted LIBOR Rate” is used in connection with a CB Floating Rate Advance, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

“Loan” means, individually and collectively, as the context requires, the Revolving Loan, the Term Loan, and the Term Out Loan.

“Maturity Date” means, individually and collectively, as the context requires, the Revolving Loan Maturity Date, the Term Loan Maturity Date, and each Term Out Loan Maturity Date.

“Note” means, individually and collectively, as the context requires, the Revolving Loan Note, the Term Loan Note, and each Term Out Loan Note.

“Obligations” means (a) all unpaid principal of and accrued and unpaid interest on the Loan, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Borrower and its Subsidiaries to Lender or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; (b) all Banking Services Obligations; and (c) all Swap Agreement Obligations owing to Lender or its Affiliates; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Revolving Loan Amount” means, as of the Fifth Modification Effective Date, the amount of up to FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00), plus any sum in addition thereto advanced under the Revolving Loan by Lender in accordance with the Loan Documents or otherwise pursuant to a request by Borrower, in each case in Lender’s sole and absolute discretion, to be disbursed pursuant to the terms and conditions of this Agreement; provided, however, that the Revolving Loan Amount shall be permanently and automatically reduced by the amount of any Term Out Loan Advance without any action of the Borrower or Lender upon the conversion of any amounts outstanding under the Revolving Loan into a Term Out Loan Advance in accordance with Section 2.1(c).

“Revolving Loan Maturity Date” means March 31, 2019.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or its Subsidiaries shall be a Swap Agreement.

“Term Loan” means the term loan made by Lender to Borrower pursuant to Section 2.1(b).

“Term Loan Amount” means, as of the Fifth Modification Effective Date, the original principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), plus any sum in addition thereto advanced under the Term Loan by Lender in accordance with the Loan Documents or otherwise pursuant to a request by Borrower, in each case in Lender’s sole and absolute discretion, to be disbursed pursuant to the terms and conditions of this Agreement.

“Term Loan Note” means one or more promissory notes executed by Borrower in favor of Lender evidencing the Term Loan.

“Term Loan Maturity Date” means May 24, 2019.

(b) New Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of their Subsidiaries by Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.9(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in an Advance, Letter of Credit or Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Advance, Letter of Credit or Loan or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in such Advance, Letter of Credit or Loan or to Lender immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed under FATCA and (d) Taxes attributable to a Lender’s failure to comply with Section 2.14(h).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fifth Modification” means that certain Fifth Modification Agreement dated as of the Fifth Modification Effective Date by and among Borrower, Guarantor and Lender.

“Fifth Modification Effective Date” means May 24, 2016.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Interest Payment Date” means the first (1st) day of each calendar month and the Revolving Loan Maturity Date, the Term Loan Maturity Date, and each Term Out Loan Maturity Date, as applicable.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LC Disbursement” means any payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Taxes (other than a connection arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Principal Payment Date” means the first (1st) day of each January, April, July and October of each calendar year.

“Request for Term Out Loan Advance” means a completed, written Request for Term Out Loan Advance in form and substance satisfactory to Lender, which shall be in substantially the form attached to the Fifth Modification as Exhibit B from Borrower to Lender requesting a Term Out Loan Advance from Lender, together with such other documents and information as Lender may require from time to time in accordance herewith.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the Fifth Modification Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System of the U.S. (the “Board”) to which Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  LIBOR Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with Lender or an Affiliate of Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with Lender or an Affiliate of Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Out Loan” means one or more term loans made by Lender to Borrower pursuant to Section 2.1(c).

“Term Out Loan Advance” means the conversion of amounts outstanding under the Revolving Loan into a Term Out Loan in accordance with Section 2.1(c).

“Term Out Loan Amount” means, as of the Fifth Modification Effective Date and subject to Section 2.3(b), the original principal amount of up to FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00), to be disbursed pursuant to the terms and conditions of this Agreement.

“Term Out Loan Draw Period” means the period beginning on the Fifth Modification Effective Date and ending on the earlier of (a) the date upon which the Term Out Loan is fully advanced pursuant to Section 2.1(c), and (b) the Revolving Loan Maturity Date.

“Term Out Loan Note” means one or more promissory notes executed by Borrower in favor of Lender evidencing each advance of the Term Out Loan, in substantially the form attached to the Fifth Modification as Exhibit C.

“Term Out Loan Maturity Date” means, with respect to each Term Out Loan Advance, the date which is three (3) years after such Term Out Loan Advance.

“U.S.” means the United States of America.

(c) Deleted Definitions. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions: “Draw Period”; “Payment Date”; “Request for Advance”; “Reserve Requirement”; and “Term-Out Period”.

(d) Agreement to Lend and Borrow. Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.1           Agreement to Lend and Borrow

(a)	Revolving Loan.

(i)           Agreement to Lend and Borrow. Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender from time to time prior to the Revolving Loan Maturity Date, Revolving Loan Advances of the proceeds of the Revolving Loan up to the Revolving Loan Amount, as the same may be permanently and automatically reduced from time to time in connection with the making of Term Out Loan Advances.  Lender’s commitment to make Revolving Loan Advances shall be decreased at the same time and in the same amount as the aggregate stated amount of any outstanding Letters of Credit.

(ii)           Revolving Nature of Loan. Prior to the Revolving Loan Maturity Date, the Revolving Loan Amount may be drawn, repaid, and drawn again, on a revolving basis, in unlimited repetition so long as (A) the aggregate of all outstanding Revolving Loan Advances does not exceed, at any time, the Revolving Loan Amount, and (B) no Event of Default has occurred and is continuing.  Although the outstanding principal balance of the Revolving Loan Note may be zero from time to time, the Loan Documents will remain in full force and effect until the Revolving Loan Maturity Date or all obligations of Borrower or Guarantor relating to the Revolving Loan are indefeasibly paid and performed in full, whichever is later.  Borrower shall have the right to terminate the Revolving Loan upon Borrower’s specific written direction and attendant payment in full to Lender of all Obligations with respect to the Revolving Loan, including, without limitation, the Early Termination Fee; provided, however, that no such Early Termination Fee shall be payable if the Revolving Loan is terminated in connection with one or more Term Out Loan Advances.  Upon the occurrence and during the continuance of any Event of Default, Lender may suspend or terminate its commitment to make Revolving Loan Advances of the proceeds of the Revolving Loan without notice to Borrower or further act on the part of Lender.

(b)	Term Loan.

(i)           Agreement to Lend and Borrow. Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to make the Term Loan to Borrower on the Fifth Modification Effective Date in a principal amount equal to the Term Loan Amount.  Lender will make the amount of the Term Loan Advance available to Borrower in immediately available funds by initiating a wire or other transfer to the deposit account designated by Borrower in writing to Lender.

(ii)           Nature of Term Loan.  Borrower shall have the right to prepay the Term Loan, in whole or in part, without premium or penalty; provided, however, that if Borrower pays all or a portion of the principal balance of the Term Loan on a date other than the last day of an Interest Period or the Term Loan Maturity Date (whether by acceleration, prepayment or otherwise), Borrower shall pay Lender amounts sufficient (in Lender’s reasonable opinion) to compensate Lender for any loss, cost, or expense incurred as a result thereof.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.  Proceeds of the Term Loan prepaid or repaid by Borrower may not be reborrowed.

(c)	Term Out Loan.

(i)           Agreement to Lend and Borrow. Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender from time to time prior to the end of the Term Out Loan Draw Period, Term Out Loan Advances representing conversions of the outstanding proceeds of the Revolving Loan up to the Term Out Loan Amount.  Borrower acknowledges and agrees that no new money shall be advanced to Borrower in connection with a Term Out Loan Advance.

(ii)           Nature of Term Out Loan.  Prior to the end of the Term Out Loan Draw Period, the Term Out Loan Amount may be drawn so long as (A) the aggregate amount of all previous Term Out Loan Advances does not exceed the Term Out Loan Amount, (B) the sum of the Revolving Loan Amount, as in effect from time to time, and the original aggregate principal amount of all Term Out Loan Advances made from time to time does not exceed $40,000,000.00, and (C) no Event of Default has occurred and is continuing or would result from the making of the relevant Term Out Loan Advance.  Borrower shall have the right to prepay any Term Out Loan Advance, in whole or in part, without premium or penalty; provided, however, that if Borrower pays all or a portion of the principal balance of any Term Out Loan on a date other than the last day of an Interest Period or the applicable Term Out Loan Maturity Date (whether by acceleration, prepayment or otherwise), Borrower shall pay Lender amounts sufficient (in Lender’s reasonable opinion) to compensate Lender for any loss, cost, or expense incurred as a result thereof.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.  Proceeds of the Term Out Loan prepaid or repaid by Borrower may not be reborrowed.  Upon the occurrence and during the continuance of any Event of Default, Lender may suspend or terminate its commitment to make Term Out Loan Advances without notice to Borrower or further act on the part of Lender.

(d)           Use of Proceeds.  The proceeds of the Loan may be used by Borrower for its general working capital purposes or other Borrower purposes (including, for the avoidance of doubt, to convert all or a portion of amounts outstanding under the Revolving Loan into one or more Term Out Loans).

(e) Procedures for Advances. Sections 2.2(b) and (c) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(b)           Term Out Loan Advances.

(i)           Requests for Term Out Loan Advances. Each request for a Term Out Loan Advance shall be in writing and in the form of a Request for Term Out Loan Advance.  Lender, at its option, may, upon notice to Borrower, set a cutoff time, after which all requests for Term Out Loan Advances will be treated as having been requested on the next succeeding Business Day.  In addition to complying with the other requirements of this Agreement, each Request for Term Out Loan Advance shall specify the date (which shall be a Business Day) and the amount of the requested Term Out Loan Advance.

(ii)           Term Out Loan Advances and Draw Period. Term Out Loan Advances may be made only during the Term Out Loan Draw Period.  The right of Borrower to convert outstanding Revolving Loan Advances into Term Out Loan Advances shall expire at the conclusion of the Term Out Loan Draw Period, and no new Term Out Loan Advances shall be made thereafter.  Any outstanding principal amounts of the Revolving Loan for which conversion has not been requested during the Term Out Loan Draw Period shall not be eligible as a Term Out Loan Advance hereunder and Borrower shall not be liable to repay such non-converted amounts as Term Out Loan Advances.

(iii)           Timing of Term Out Loan Advances.  Provided the conditions for the making of Term Out Loan Advances contained herein are satisfied, Lender shall make each Term Out Loan Advance on the date requested by Borrower in the applicable Request for Term Out Loan Advance.  Thereupon, Lender will convert the amount of each Term Out Loan Advance from the Revolving Loan and the Revolving Loan Amount will be automatically and permanently reduced by the amount of such Term Out Loan Advance, in each case, notwithstanding anything to the contrary herein, without any liability to pay an Early Termination Fee with respect to such reduction.

(c)           Authorized Persons. The persons initially authorized to request Advances are all Authorized Representatives of Borrower.  At Lender’s request, Borrower shall provide Lender with documentation satisfactory to Lender indicating the names of those employees of Borrower authorized by Borrower to request Advances or to otherwise sign a

Request for Term Out Loan Advance and other documents, and Lender shall be entitled to rely upon such documentation until notified in writing by Borrower of any change(s) in the names of the employees so authorized.

(f) Conditions Precedent to Advances. Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.3           Conditions Precedent to Advances. The obligation of Lender to make Advances is subject to the fulfillment, to the satisfaction of Lender in its sole and absolute discretion, of each of the following conditions; provided, however, that Lender, in its sole and absolute discretion, may waive any of the following conditions:

(a)           With respect to Revolving Loan Advances, the amount of any new Revolving Loan Advance, together with the amount of all prior Revolving Loan Advances then outstanding and the aggregate stated amount of all Letters of Credit then outstanding, shall not exceed the Revolving Loan Amount then in effect;

(b)           With respect to Term Out Loan Advances, (i) Lender shall have received a Request for Term Out Loan Advance pursuant to Section 2.2(b); (ii) the amount of the requested Term Out Loan Advance, together with the amount of all prior Term Out Loan Advances previously made, shall not exceed the Term Out Loan Amount; (iii) the sum of the Revolving Loan Amount, as in effect from time to time, and the original aggregate principal amount of all Term Out Loan Advances made from time to time shall not exceed $40,000,000; (iv) the principal amount of any Term Out Loan Advance shall be not less than $5,000,000 and increments of $5,000,000 in excess thereof; (v) Borrower shall have executed and delivered to Lender a Term Out Loan Note for the amount of such Term Out Loan Advance; (vi) Borrower shall be in pro forma compliance with the fixed charge coverage ratio covenant set forth in Section 6.8(b); and (vi) the date such Term Out Loan Advance is to be made shall not be after the end of the Term Out Loan Draw Period;

(c)           No Event of Default shall exist and be continuing or shall result from such Advance;

(d)           The representations and warranties made by Borrower contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance with the same effect as if made on and as of the date of such Advance (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

(e)           Borrower shall have provided such additional information and documents as Lender may reasonably request.

Each Request for Term Out Loan Advance submitted by Borrower hereunder, and the acceptance of each Revolving Loan Advance, shall constitute a representation and warranty by Borrower hereunder, as of the date of each such request and as of the date of each Advance, that the conditions in this Section 2.3 are satisfied.

(g) Payment of Principal and Interest. Sections 2.6(a), (b) and (c) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(a)           Payments of Interest. Commencing on the Interest Payment Date occurring in June 2016, and continuing on each monthly Interest Payment Date thereafter, installments of all accrued and outstanding interest under the Revolving Loan, the Term Loan, and the Term Out Loan shall be due and payable by Borrower to Lender.

(b)           Principal Payments; Maturity.

(i)           Revolving Loan Principal; Payment at Maturity. The outstanding principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Revolving Loan pursuant to the terms of the Loan Documents, shall be due and payable on the Revolving Loan Maturity Date in lawful money of the United States of America.

(ii)           Term Loan Principal; Payment at Maturity. The principal amount of the Term Loan shall be paid in equal quarterly installments of $937,500 each, commencing July 1, 2016 and on each Principal Payment Date thereafter through the Term Loan Maturity Date.  All outstanding principal under the Term Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Term Loan pursuant to the terms of the Loan Documents, shall be due and payable on the Term Loan Maturity Date in lawful money of the United States of America.

(iii)           Term Out Loan Principal; Payment at Maturity. The principal amount of each Term Out Loan Advance shall be paid in equal quarterly installments equal to (A) the original principal amount of the applicable Term Out Loan Advance divided by (B) sixteen (16), commencing on the first Principal Payment Date following the date of such Term Out Loan Advance and on each Principal Payment Date thereafter through the applicable Term Out Loan Maturity Date.  All outstanding principal under each Term Out Loan Advance, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to each Term Out Loan Advance pursuant to the terms of the Loan Documents, shall be due and payable on the applicable Term Out Loan Maturity Date in lawful money of the United States of America.

(c)           Early Termination of Revolving Loan. Borrower shall have the right to terminate the Revolving Loan at any time prior to the Revolving Loan Maturity Date by (i) giving written notice of its intent to do so to Lender; (ii) paying the outstanding principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Revolving Loan Note or pursuant to the terms of any other Loan Documents; and (iii) paying the Early Termination Fee; provided, however, that no such Early Termination Fee shall be payable if the Revolving Loan is terminated in connection with one or more Term Out Loan Advances.

(h) Illegality.  Section 2.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.8           Illegality. If Lender determines that as a result of any Change in Law, it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for Lender or its Affiliates to make, maintain or fund LIBOR Rate Advances, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender or its Affiliates to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof to Borrower by Lender, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to Lender under the Note or the other Loan Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon Lender’s demand if such change or compliance with such requests, in Lender’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request; provided, however, that subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance in accordance with this Section with a CB Floating Rate Advance in the same amount.

(i) Additional Costs.  Section 2.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.9           Additional Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)           impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or any Letter of Credit; or

(iii)           subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)           If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company as a consequence of this Agreement, the commitment to make any Loans, the Loans, or any Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)           A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, and the basis for calculating such compensation, as specified in paragraph (a) or (b) of this Section 2.9 shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate Lender pursuant to this Section 2.9 for any increased costs or reductions incurred more than 180 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           If Lender requests any compensation from Borrower pursuant to this Section 2.9, Borrower shall have the right immediately to terminate this Agreement, without any Early Termination Fee, upon the indefeasible payment in full of all Loans then outstanding together with all unpaid accrued interest thereon at the rate applicable prior to Lender’s request, and all other amounts payable by Borrower with respect to the Obligations or pursuant to the terms of any other Loan Documents, including, without limitation, the amount of any compensation due pursuant to this Section 2.9 and accrued prior to the date of Borrower’s termination of this Agreement.

(j) Taxes. Section 2 of the Credit Agreement is hereby amended by adding the following as a new Section 2.14:

2.14           Taxes.

(a)           Withholding Taxes; Gross-Up; Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender, timely reimburse it for, Other Taxes.

(c)           Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Lender.

(d)           Indemnification.  Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e)           Treatment of Certain Refunds.  If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of Lender, shall repay to Lender the amount paid to Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will Lender be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (e) shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)           Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of Lender or any assignment of rights by, or the replacement of, Lender, the termination of the Loan or any commitment therefor and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g)           Defined Terms.  For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(h)           Exemption Certificates.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower or its agent, at the time or times reasonably requested by Borrower, such properly completed and executed documentation as may be reasonably necessary to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or its agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or its agent as will enable Borrower or its agent to determine whether or not such Lender is subject to withholding or information reporting requirements.

(k) Anti-Corruption Laws and Sanctions. Section 5 of the Credit Agreement is hereby amended by adding the following as a new Section 5.20:

5.20           Anti-Corruption Laws and Sanctions.  Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Borrower, any Subsidiary or to the knowledge of Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Advance or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(l) Fixed Charge Coverage Ratio.  Section 6.8(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)           Fixed Charge Coverage Ratio. Permit its ratio of (A) net income, plus amortization expense, depreciation expense, interest expense, income tax expense, rent, operating lease payments, and non-cash stock compensation expense, minus any distributions or dividends or stock repurchases (other than stock repurchases funded with amortizing debt) minus Unfunded Capital Expenditures, for the twelve (12) month period then ending, to (B) prior period current maturities of long term debt and capital leases, interest expense, cash taxes paid, rent and operating lease payments, for the same such period, to be less than 1.15 to 1.00 as of the end of each fiscal quarter of Borrower.  As used in this Section 6.8(b), the term “Unfunded Capital Expenditures” means Capital Expenditures paid in cash or funded with non-amortizing debt.

(m) Anti-Corruption Laws and Sanctions. Section 6 of the Credit Agreement is hereby amended by adding the following as a new Section 6.26:

6.26           Anti-Corruption Laws and Sanctions.

(a)           Policies and Procedures.  Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)           Use of Proceeds.  Borrower will not request any Advance or Letter of Credit, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

(n) Events of Default. Section 7.1 of the Credit Agreement is hereby amended by adding the following as a new subsection (p):

(p)           Failure by Borrower to perform or comply with the provisions of Section 6.26(b).

(o) Remedies.  Section 7.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)           Notwithstanding any provision to the contrary herein or in any of the other Loan Documents, upon the happening, and during the continuance, of any Event of Default under this Agreement (other than an event with respect to Borrower described in Sections 7.1(f)(iii) or (iv) or Section 7.1(g)), Lender’s obligation to make Advances or to issue Letters of Credit shall abate and Lender shall, at its option, have the remedies provided herein and in any other Loan Document, including, without limitation, the option to declare all outstanding indebtedness to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower, and in the case of any event with respect to Borrower described in Sections 7.1(f)(iii) or (iv) or Section 7.1(g), Lender’s obligation to make Advances or to issue Letters of Credit shall automatically terminate and all outstanding indebtedness shall automatically become due and payable, in each case without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower, and the following remedies:  (i) Lender may, at its option, apply any of Borrower’s or Guarantor’s funds in its possession to the outstanding indebtedness under the Note whether or not such indebtedness is then due; (ii) Lender or Collateral Agent may exercise all rights and remedies available to them under any or all of the Loan Documents; and (iii) Lender shall have the right to perform Borrower’s obligations under this Agreement.  All sums expended by Lender or Collateral Agent for such purposes shall be deemed to have been disbursed to and borrowed by Borrower and evidenced by the Note and secured by the Security Agreement.

(p) Exhibits. The following Exhibits attached to the Credit Agreement are hereby amended and restated in their entirety and replaced with the new Exhibits attached to this Agreement:

OLD EXHIBIT	NEW EXHIBIT
Exhibit A – Form of Covenant Compliance Certificate	Exhibit A – Form of Covenant Compliance Certificate
Exhibit B – Form of Request for Advance	Exhibit B – Form of Request for Term Out Loan Advance

(q) Amendments to Revolving Loan Note. The section of the Revolving Loan Note on page 1 thereof captioned “Promise to Pay” is hereby amended and restated in its entirety to read as follows:

FOR VALUE RECEIVED, FRANKLIN COVEY CO., a Utah corporation (“Maker”), with a business address of 2200 West Parkway Blvd., Salt Lake City, Utah 84119, promises to pay to the order of JPMORGAN CHASE BANK, N.A., a national banking association (“Holder”), at its office at 201 South Main Street, Suite 300, Salt Lake City, Utah, 84111, or at such other place as Holder may from time to time designate in writing, the principal sum of up to FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) or so much thereof as shall from time to time be disbursed as Revolving Loan Advances under that certain Amended and Restated Credit Agreement (as it may be amended, modified, extended, and renewed from time to time, the “Loan Agreement”) of even date herewith between Maker and Holder, together with accrued interest from the date of disbursement on the unpaid principal at the applicable rate as set forth in Section 5 hereof. This Amended and Restated Secured Promissory Note (as it may be amended, modified, extended, and renewed from time to time, the “Note”) is issued pursuant to, entitled to the benefits of, and referred to as the “Revolving Loan Note” in the Loan Agreement. In the event of any inconsistency between the provisions of this Note and the provisions of the Loan Agreement, the Loan Agreement shall control.

(r) Amendments to Guaranty. The Guaranty is hereby amended as follows:

(1) Definitions. The definition of “Change of Control” set forth in Section 1 of the Guaranty is hereby amended and restated in its entirety to read as follows:

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Guarantor; (b) occupation at any time of a majority of the seats (other than vacant seats and other than due to death or disability) on the board of directors of Guarantor by Persons who were not (i) directors of Guarantor on the date of this Agreement or (ii) nominated or appointed by the board of directors of Guarantor; (c) [Reserved]; (d) the closing of a sale or other disposition of all or substantially all of Guarantor’s assets; or (e) Guarantor’s merger into or consolidation with any other entity, or any other reorganization or transfer, directly or indirectly, of the ownership interests in Guarantor, in which the holders of the outstanding ownership interests in Guarantor immediately prior to such transaction receive or retain, in connection with such transaction on account of their Equity Interests, Equity Interests representing less than fifty percent (50%) of the voting power of the entity surviving such transaction; provided, however, that a Change of Control shall not include a merger effected exclusively for the purpose of changing the domicile of Guarantor or a merger of a Guarantor into Borrower or another Guarantor.

(2) Keepwell. The Guaranty is hereby amended by adding the following as a new Section 23:

23.           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 23 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 23 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 23 constitute, and this Section 23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  As used in this Section 23, the term “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(s) Conforming Modifications. Each of the Loan Documents is modified to be consistent herewith, including, without limitation, pursuant to the Section 2(a) hereof, and to provide that it shall be a default or an event of default thereunder if any Loan Party shall fail to comply with any of the covenants of any Loan Party contained herein or if any representation or warranty by any Loan Party contained herein or in the documents delivered in connection herewith by any Loan Party is materially incomplete, incorrect, or misleading as of the date hereof. In order to further effect certain of the foregoing modifications, Borrower and Guarantor agree to execute and deliver such other documents or instruments as Lender reasonably determines are necessary or desirable.

(t) References. Each reference in the Loan Documents to any of the Loan Documents shall be a reference to such document as modified herein or as modified on or about the date hereof.

3. RATIFICATION OF LOAN DOCUMENTS AND COLLATERAL. The Loan Documents are ratified and affirmed by Borrower and shall remain in full force and effect as modified herein. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

4. FEES AND EXPENSES.

(a) Fees and Expenses. In consideration of Lender’s agreement to amend the Loan Documents as set forth herein, and in addition to any other fees or amounts payable by Borrower hereunder, Borrower has agreed to pay to Lender (i) all legal fees and expenses incurred by Lender in connection herewith; and (ii) all other costs and expenses incurred by Lender in connection with executing this Agreement and otherwise modifying the Loan Documents. Borrower acknowledges and agrees that such fees are fully earned and nonrefundable as of the date this Agreement is executed and delivered by the parties hereto.

(b) Method of Payment. Such fees shall be paid by Borrower to Lender on the date hereof or at such later date as such fees, costs and expenses are incurred by Lender. Borrower and Lender agree and acknowledge that the foregoing shall not relieve Borrower of its obligation to make future monthly payments of interest and other amounts as required under the terms of the Loan.

5. BORROWER AND GUARANTOR REPRESENTATIONS AND WARRANTIES. Each of Borrower and Guarantor represents and warrants to Lender:  (a) No default or event of default under any of the Loan Documents as modified herein, nor any event, that, with the giving of notice or the passage of time or both, would be a default or an event of default under the Loan Documents as modified herein has occurred and is continuing; (b) There has been no material adverse change in the financial condition of Borrower or Guarantor or any other person whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender; (c) Each and all representations and warranties of Borrower and Guarantor in the Loan Documents are accurate on the date hereof (except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties are true and correct as of such date); (d) Neither Borrower nor Guarantor has any claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein; (e) The Loan Documents as modified herein are the legal, valid, and binding obligation of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with their terms; (f) Each of Borrower and each Guarantor is validly existing under the laws of the State of its formation or organization, has not changed its legal name as set forth above, and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein; (g) The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower and Guarantor; and (h) This Agreement has been duly executed and delivered on behalf of Borrower and Guarantor.

6. BORROWER AND GUARANTOR COVENANTS. Each of Borrower and Guarantor covenants with Lender:

(a) Each of Borrower and Guarantor shall execute, deliver, and provide to Lender such additional agreements, documents, and instruments as reasonably required by Lender to effectuate the intent of this Agreement.

(b) Each of Borrower and Guarantor fully, finally, and forever releases and discharges Lender and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity, that either Borrower or Guarantor has or in the future may have, whether known or unknown, (i) in respect of the Loan, the Loan Documents, or the actions or omissions of Lender in respect of the Loan or the Loan Documents and (ii) arising from events occurring prior to the date of this Agreement.

(c) Contemporaneously with the execution and delivery of this Agreement, Borrower has paid to Lender all of the internal and external costs and expenses incurred by Lender in connection with this Agreement (including, without limitation, inside and outside attorneys, appraisal, appraisal review, processing, title, filing, and recording costs, expenses, and fees).

(d) On or prior to the execution and delivery of this Agreement, each of Borrower and Guarantor shall have executed and delivered, or caused to be executed and delivered, to Lender, each in form and substance satisfactory to Lender, such other documents, instruments, resolutions, subordinations, and other agreements as Lender may require in its sole discretion, including, without limitation, the documents set forth on Schedule 1 attached hereto.

7. EXECUTION AND DELIVERY OF AGREEMENT BY LENDER. Lender shall not be bound by this Agreement, including, without limitation, with respect to the making of the Term Loan, until (a) Lender has executed and delivered this Agreement to Borrower and Guarantor, (b) each of Borrower and Guarantor has performed all of the obligations of Borrower and Guarantor under this Agreement to be performed contemporaneously with the execution and delivery of this Agreement, if any, (c) Borrower has paid all fees and costs required under Section 4 hereof, and (d) each Guarantor has executed and delivered to Lender a Consent and Agreement of Guarantor in form and content acceptable to Lender.

8. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Loan Documents as modified herein contain the complete understanding and agreement of Borrower, Guarantor and Lender in respect of the Loan and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Loan Documents as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.

9. BINDING EFFECT. The Loan Documents, as modified herein, shall be binding upon and shall inure to the benefit of Borrower, Guarantor and Lender and their successors and assigns; provided, however, neither Borrower nor Guarantor may assign any of its rights or delegate any of its obligations under the Loan Documents and any purported assignment or delegation shall be void.

10. ALLONGE. An original of this Agreement may be attached to the original Revolving Loan Note as an allonge and made a part of the Revolving Loan Note, provided, however, that the failure to attach an original of this Agreement as an allonge to the Revolving Loan Note shall not impact the effectiveness of this Agreement and this Agreement shall nonetheless be valid, binding and enforceable.

11. GOVERNING LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SALT LAKE, STATE OF UTAH OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF THE PARTIES WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

12. COUNTERPART EXECUTION; EFFECTIVENESS.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Sections 6 and 7, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures (which, for purposes of this Section means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

DATED as of the date first above stated.

FRANKLIN COVEY CO.
a Utah corporation

By:  /s/ Stephen D. Young
Name: Stephen D. Young
Title: Executive Vice President and Chief Financial Officer

                   “Borrower”

FRANKLIN DEVELOPMENT CORPORATION
a Utah corporation

By:  /s/ Stephen D. Young
Name: Stephen D. Young
Title: President

FRANKLIN COVEY TRAVEL, INC.
a Utah corporation

By:  /s/ Stephen D. Young
Name: Stephen D. Young
Title: President

FRANKLIN COVEY CLIENT SALES, INC.
a Utah corporation

By:  /s/ Stephen D. Young
Name: Stephen D. Young
Title: President

                    “Guarantor”

JPMORGAN CHASE BANK, N.A. a national banking association By: /s/ Anthony Nielsen Name: Anthony Nielsen Title: Authorized Officer “Lender”

EXHIBIT A

FORM OF COVENANT COMPLIANCE CERTIFICATE

COVENANT COMPLIANCE CERTIFICATE

To:           JPMORGAN CHASE BANK, N.A.
201 South Main Street, Suite 300
Salt Lake City, Utah 84111

For the [Quarter/Fiscal Year] Ending: _______________, 20___ (the “Reporting Period”).

FRANKLIN COVEY CO., a Utah corporation (“Borrower”), makes this certification to JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”), under that certain Amended and Restated Credit Agreement dated March 14, 2011 (as amended and modified from time to time, the “Credit Agreement”) by and between Borrower and Lender.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.  In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

The undersigned hereby certifies to Lender that as reported on the most recent financial statements described below and submitted herewith to Lender, Borrower is in full and compliance with each and every financial covenant set forth in the Credit Agreement and each other covenant set forth in the Credit Agreement.  The financial covenant requirements compared to the actual results are determined to be as follows, which results are further described on the Financial Covenant Calculations set forth on Schedule 1 attached hereto, each of which Borrower certifies to be true and correct:

Funded Debt to EBITDAR Ratio Covenant.  The Consolidated Entities shall not permit its ratio of (A) total liabilities, plus the net present value of payments under operating leases at a discount rate of seven percent (7%), but excluding (1) accounts arising from the purchase of goods and services in the ordinary course of business, (2) accrued expenses or losses, and (3) deferred revenues or gains, to (B) net income, plus amortization expense, depreciation expense, interest expense, income tax expense, share-based compensation expense, and rents and operating lease payments, less extraordinary gains and losses (collectively, “EBITDAR”), for the twelve (12) month period then ending, to be greater than 3.00 to 1.00 as of the end of each fiscal quarter of Borrower.

Maximum Ratio for Reporting Period:        3.00 to 1.00

Actual Ratio for Reporting Period:                            ___________

In Compliance:                                                              Yes ☐    No ☐

Fixed Charge Coverage Ratio Covenant.  The Consolidated Entities shall not permit its ratio of (A) net income, plus amortization expense, depreciation expense, interest expense, income tax expense, rent, operating lease payments, and non-cash stock compensation expense, minus any distributions or dividends or stock repurchases (other than stock repurchases funded with amortizing debt) minus Unfunded Capital Expenditures, for the twelve (12) month period then ending, to (B) prior period current maturities of long term debt and capital leases, interest expense, cash taxes paid, rent and operating lease payments, for the same such period, to be less than 1.15 to 1.00 as of the end of each fiscal quarter of Borrower.  As used in this Section 6.8(b), the term “Unfunded Capital Expenditures” means Capital Expenditures paid in cash or funded with non-amortizing debt.

Minimum Ratio for Reporting Period:        1.15 to 1.00

Actual Ratio for Reporting Period:                              ___________

In Compliance:                                                                Yes ☐    No ☐

Capital Expenditures Covenant.  The Consolidated Entities shall not make Capital Expenditures, exclusive of curriculum development costs, in excess of $8,000,000.00 for each fiscal year of Borrower.

Maximum Capital Expenditures for Reporting Period:             $8,000,000.00

Actual Capital Expenditures for Reporting Period:                       $__________________

In Compliance:                                                                                  Yes ☐     No ☐      N/A ☐

Asset Coverage Test. The Consolidated Entities shall not permit the aggregate amount of the accounts receivable of the Consolidated Entities to be less than 150% of the outstanding balance of the Revolving Loan at any time, measured no less than once each fiscal quarter.

Minimum Asset Coverage no less than once
during Reporting Period:                           150%

Actual Asset Coverage no less than once
during Reporting Period:                                                                            _____________%

In Compliance:                                                                                                   Yes ☐      No ☐

In addition, the undersigned certifies to Lender that, during the period covered by the financial statements and through the date of this Certification:

A.           No Event of Default has occurred and is continuing.

B.           Borrower has not pledged any of its assets except as permitted in the Credit Agreement.

C.           There has been no change in GAAP or in the application thereof to the Consolidated Entities’ financial statements since the date of the audited financial statements referred to in Section 6.7 of the Credit Agreement which were last delivered to Lender.

Dated as of _______________, 20___.

Very truly yours,

FRANKLIN COVEY CO.
a Utah corporation

By:
Name:
Title:

EXHIBIT B

FORM OF REQUEST FOR TERM OUT LOAN ADVANCE

SECURED PROMISSORY NOTE
(Term Out Loan)

____________ ___, 20___

Borrower:	FRANKLIN COVEY CO., a Utah corporation

Lender:                  JPMORGAN CHASE BANK, N.A., a national banking association

Amount:                $_______________

For value received, Borrower promises to pay to the order of Lender at its office at 201 South Main Street, Suite 300, Salt Lake City, Utah, 84111, or at such other place as Lender may from time to time designate in writing, the principal sum of _______________ AND NO/100 DOLLARS ($_______________) or such other principal balance as may be outstanding hereunder in lawful money of the United States of America, with interest thereon calculated and payable as provided herein and in that certain Amended and Restated Credit Agreement dated as of March 14, 2011 between Borrower and Lender (as it may be amended, modified, extended, and renewed from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Interest shall accrue on the outstanding principal balance hereunder according to the terms of the Credit Agreement.

Payments shall be made on the Term Out Loan in immediately available funds according to the terms of the Credit Agreement.

This Promissory Note is one of the Term Out Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Promissory Note is secured by the Collateral in accordance with the Security Agreement and is entitled to the benefits of the Guaranty.

Upon the occurrence and continuation of any Event of Default under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

If an Event of Default occurs, Borrower agrees to pay to the holder hereof all out-of-pocket collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to conflict of laws principles.

Borrower and all endorsers, guarantors, and sureties of this Promissory Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agree that, without in any way affecting the liability of Borrower, endorsers, guarantors, or sureties, Lender may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify the Loan Documents, accept additional security, release any Person liable, and release any security or guaranty.  Borrower, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

[Signature Page Follows]

IN WITNESS WHEREOF, this Secured Promissory Note (Term Out Loan) has been executed and becomes effective as of the day and year first set forth above.

FRANKLIN COVEY CO.
a Utah corporation

By:
Name:
Title:

                                         “Borrower”

EXHIBIT C

FORM OF TERM OUT LOAN NOTE

[insert date]

JPMORGAN CHASE BANK, N.A.
201 South Main Street, Suite 300
Salt Lake City, Utah 84111

Request for Term Out Loan Advance No.:_____________________

Ladies/Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of March 14, 2011 (as amended and modified from time to time, the “Credit Agreement”) between FRANKLIN COVEY CO., a Utah corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).  Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Credit Agreement.

In accordance with Section 2.2(b) of the Credit Agreement, the undersigned Borrower hereby requests that Lender convert a portion of the principal amount of outstanding Revolving Loan Advances into a Term Out Loan Advance in the original principal amount of $____________________ [insert amount].

Borrower acknowledges and agrees that no new money shall be advanced to Borrower in connection with the Term Out Loan Advance requested hereby.

Borrower hereby certifies, as of the date hereof and as of the date the Term Out Loan Advance requested hereby is made, that:

(a)           no Event of Default has occurred and is continuing nor will an Event of Default occur after giving effect to such Term Out Loan Advance as a result of such Term Out Loan Advance;

(b)           each of the representations and warranties made by Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)           Borrower has satisfied all conditions precedent and all other requirements for the Term Out Loan Advance requested herein as provided in the Credit Agreement and other Loan Documents;

(d)           Borrower will deliver a Term Out Loan Note to Lender in connection with the requested Term Out Loan Advance dated as of the date of such requested Advance; and

(e)           the Term Out Loan Draw Period for Term Out Loan Advances has not expired.

Very truly yours,

FRANKLIN COVEY CO.
a Utah corporation

By:
Name:
Title: